                                                        RULE 424(b)(3)
                                                        FILE NO. 333-95311

                         FAMOUS DAVE'S OF AMERICA, INC.

                     PROSPECTUS SUPPLEMENT TO THE PROSPECTUS
                              DATED MARCH 16, 2000

                         421,610 SHARES OF COMMON STOCK

This Prospectus Supplement reflects a change in the Selling Shareholders table on page 9 of the Prospectus dated March 16, 2000 (the "Prospectus"). This prospectus supplement should be read together with the prospectus, and highlights and replaces some information in the prospectus dated March 16, 2000.

         On or about September 8, 2000, ProRiver, Inc., a shareholder listed in the Selling Shareholders table of the Prospectus, assigned an aggregate of 7,724 shares of Common Stock, $.01 par value per share, of Famous Dave's of America, Inc., in such amounts and to such shareholders of ProRiver, Inc. as set forth in the table below.

         The table of Selling Shareholders in the Prospectus is amended to reflect the above-referenced assignment by reducing the number of shares offered by ProRiver, Inc. by 7,724 and adding the following Selling Shareholders:

                                            SHARES           PERCENTAGE                               PERCENTAGE
                                         BENEFICIALLY        BENEFICIAL       NUMBER OF SHARES        BENEFICIAL
                                        OWNED PRIOR TO    OWNERSHIP BEFORE   OFFERED BY SELLING     OWNERSHIP AFTER
      NAME OF BENEFICIAL OWNER           THE OFFERING         OFFERING           SHAREHOLDER            OFFERING
      ------------------------          --------------    ----------------   ------------------     ---------------
ProRiver, Inc. (1)                          335,665             3.7%               335,665                 *
Joy T. Edwards                                127                 *                  127                   *
David S. Fine & Phyllis M. Fine               61                  *                   61                   *
Jonathan W. Hipp                              73                  *                   73                   *
Robert A. Jack                                129                 *                  129                   *
Anthony R. Lupetin                           1,873                *                 1,873                  *
Thomas E. McKinnis                            612                 *                  612                   *
Gary Miller & Christine C. Miller             122                 *                  122                   *
Palomino Products Limited Partnership        3,303                *                 3,303                  *
George L. Rosenberg & Wendy Rosenberg         61                  *                   61                   *
Dr. Mark E. Silberg                           104                 *                  104                   *
James E. Sullivan, Sr.                        122                 *                  122                   *
Frank M. Tominac                              478                 *                  478                   *
Robert G. Willment                            537                 *                  537                   *
Ronald W. Wobb                                122                 *                  122                   *

-----------------
*Less than 1%.

(1) Includes 179,000 shares of common stock of Famous Dave's of America, Inc. issuable upon exercise of warrants.

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          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
         SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE
                ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE.

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          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 14, 2000.